Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II of our reports dated February 22, 2018, relating to the financial statements and financial highlights, which appear in the John Hancock Retirement Income 2040 Fund, John Hancock Multimanager Lifestyle Aggressive Portfolio, John Hancock Multimanager Lifestyle Growth Portfolio, John Hancock Multimanager Lifestyle Balanced Portfolio, John Hancock Multimanager Lifestyle Moderate Portfolio, and John Hancock Multimanager Lifestyle Conservative Portfolio Annual Reports on Form N-CSR for the periods ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 25, 2018